Exhibit 21.1

List of Principal Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Skyfield Holdings (Cayman) Inc.	Cayman Islands

Concordia Holdings Limited	Cayman Islands

HHRP Holdings (Cayman) Inc.	Cayman Islands

Skyfield Holdings Limited	Hong Kong

Concordia Pet Care Limited	Hong Kong

HHRP Holdings Limited	Hong Kong

Skyfield (Shanghai) Investment Co., Ltd.	PRC

Nanjing Aibr Pet Co., Ltd.	PRC

Yunchong (Beijing) Animal Hospital Technology Co., Ltd.	PRC

Qingdao Ainuo Animal Hospital Management Co., Ltd.	PRC

Shanghai Anan Pet Co., Ltd.	PRC

Shanghai Ce Er Xing Management and Consulting Co., Ltd.	PRC

New Ruipeng Pet Healthcare Group Co., Ltd.	PRC

Beijing Community and Asset Management Co., Ltd.	PRC

Guangzhou Ruipeng Animal Hospital Co., Ltd.	PRC

Shenzhen Futian Ruipeng Pet Hospital Co., Ltd.	PRC

Shenzhen Ruipeng Pet Hospital Co., Ltd.	PRC

Sichuan Southwest Ruipeng Pet Hospital Co., Ltd.	PRC

Shanghai Ruipeng Pet Hospital Co., Ltd.	PRC

Shenzhen Great Sun Network Technology Co., Ltd.	PRC

Jichongjia (Shanghai) Enterprise Management Co., Ltd.	PRC

Nanjing Jichong Intelligent Technology Co., Ltd.	PRC

Runhe Supply Chain Group Co., Ltd.	PRC